Exhibit 99.1

Hi-Tech Pharmacal Reports Sales of $57.5 Million and EPS of $0.66 for the Second Quarter Ended October 31, 2012

AMITYVILLE, N.Y. - December 6, 2012 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the Company’s fiscal second quarter ended October 31, 2012.

Quarterly Results

Net sales for the three months ended October 31, 2012 were $57,537,000, an increase of $662,000 compared to the net sales of $56,875,000 for the three months ended October 31, 2011.

Net sales for generic pharmaceuticals for the three months ended October 31, 2012 were $47,286,000, a decrease of $1,381,000 or 3%, compared to sales of $48,667,000 for the respective prior fiscal period. The decrease was primarily due to lower sales of Fluticasone Propionate nasal spray. Sales of Fluticasone decreased to $21,500,000 from $23,000,000 in the comparable quarter as the Company sold more units at a lower average price. This decline was partially offset by sales of new products such as Nystatin oral suspension, Lidocaine 5%, Levetiracetam oral concentrate and Paregoric, launched in February, March, May and August 2012, respectively.

ECR Pharmaceuticals contributed $5,593,000 to sales in the current period, an increase of $2,082,000 or 59%, compared to sales of $3,511,000 for the respective fiscal 2012 period. The increase was primarily due to higher sales of Bupap® and Tussicaps®. Sales of Bupap® increased as some customers purchased larger than typical quantities ahead of an announced price increase. Sales from Dexpak® and Orbivan® also contributed to the increase in ECR sales.

Net sales for the Health Care Products division, which markets the Company’s OTC branded products, were $4,658,000, a decrease of $39,000 compared to $4,697,000 reported for the same period last year. The decrease was primarily due to consumer discounts and promotional pricing on the Nasal Ease® brand. These declines were partially offset by sales of our Sinus Buster® product, acquired March 2012.

Sales of the Hi-Tech generic division and the Health Care Products division were both adversely affected by superstorm Sandy. Hi-Tech Pharmacal’s facilities in Amityville, NY were without power from October 29, 2012 through November 1, 2012, therefore, the Company was unable to produce and ship products during this period. The Company anticipates that sales lost during this week will be made up in the quarter ending January 2013.

Cost of goods sold increased to $27,948,000, or 49% of net sales, for the three months ended October 31, 2012 from $23,479,000, or 41% of net sales, for the three months ended October 31, 2011. The increase in cost of goods sold as a percentage of net sales is primarily due to pricing declines for both Fluticasone Propionate nasal spray and Dorzolamide ophthalmic products. Additionally, consumer discounts related to an in-store promotion of Nasal Ease® lowered margins in the Health Care Products division.

Research and product development costs for the three months ended October 31, 2012 increased to $3,343,000, compared to $2,468,000 for the same period ended October 31, 2011. The increase in Research and Development expenditures is due to increased spending on internal projects for the generic division, which include four projects that require clinical trials. Three of these projects requiring clinical trials were undertaken in partnership with other companies. Additionally, the Company incurred a onetime expense of $209,000, in the quarter ended October 31, 2012, relating to fees required by the FDA’s new Generic Drug User Fee Act. The fee was based on the number of ANDAs currently awaiting FDA approval.

Selling, general and administrative expenses increased to $11,706,000 from $10,459,000 for the three months ended October 31, 2012 and 2011, respectively. This increase is primarily due to increased freight-out expense and increased advertising expense in the Health Care Products division.

Amortization expense for the quarter ended October 31, 2012 increased to $1,761,000 from $1,400,000, a 26% increase compared to the same fiscal 2012 period. The increase was due to intangible asset purchases over the last year which includes acquisitions of Tussicaps® and Sinus Buster®.

For the three months ended October 31, 2012, the Company recorded net income of $8,924,000, a 35% decrease from net income of $13,783,000, for the same period in the prior year. On a fully diluted share basis, EPS decreased to $0.66 from $1.04 in the prior year.

David Seltzer, President and CEO, commented on the results: “We are pleased with the results reported today. Superstorm Sandy forced us to lose four days of shipping and a full week of manufacturing, but we were very fortunate not to have sustained damage to any of our facilities, and that all of our employees are safe. The lost week of production and a surge in cough, cold and flu item orders in the month of November has forced us into a backorder situation on several products. Our staff is working overtime to make up for lost production time, and we are confident that we will restock our inventory position in the coming weeks.”

Conference call information

The Company will hold a conference call today to discuss its financial results at 10 a.m. Eastern Time.

To access the conference call, dial toll free 800-591-6944, or 617-614-4910 for international callers, five minutes before the conference. The passcode for the conference call is 70577202.

A replay of the conference call will be available after 12:00 p.m. on December 6, 2012, for one week by calling toll free 888-286-8010, or 617-801-6888 for international callers. The passcode for the replay is 31691417. The call can also be accessed on the Investor Relations page on the Company’s website www.hitechpharm.com.

Other Information

Hi-Tech currently has twelve products awaiting approval at the FDA, targeting brand and generic sales of over $1.5 billion, including one product for which the Company has a financial interest which was filed by another company. In addition, Hi-Tech has approximately twenty products in active development targeting brand sales of over $3 billion, including sterile ophthalmic products, oral solutions and suspensions and solid dosage forms.

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Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products Division is a leading developer and marketer of OTC products for the diabetes marketplace. Hi-Tech’s ECR Pharmaceuticals subsidiary markets branded prescription products.

This press release contains certain future projections and forward-looking statements (statements which are not historical facts) with respect to the anticipated future performance of Hi-Tech made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such future projections and forward-looking statements are not assurances, promises or guarantees and investors are cautioned that all future projections and forward-looking statements involve significant business, economic and competitive risks and uncertainties, many of which are beyond Hi-Tech's ability to control or estimate precisely, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results, loss of customers or employees, the possibility that legal proceedings may be instituted against Hi-Tech and other results and other risks detailed from time to time in Hi-Tech’s filings with the Securities and Exchange Commission. The actual results will vary from the projected results and such variations may be material. These statements are based on management's current expectations and assumptions concerning the future performance of Hi-Tech and are naturally subject to uncertainty and changes in circumstances. No representations or warranties are made as to the accuracy or completeness of any of the information contained herein, including, but not limited to, any assumptions or projections contained herein or forward-looking statements based thereon. We caution you not to place undue reliance upon any such forward-looking statements which speak only as of the date made, except to the extent specifically dated as of an earlier date. Hi-Tech is under no obligation, and expressly disclaims any such obligation, to update, alter or correct any inaccuracies herein, whether as a result of new information, future events or otherwise.

Contact Information: Hi-Tech Pharmacal Co., Inc.

William Peters, CFO

(631) 789-8228

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	Six Months (Unaudited)		Three Months (Unaudited)
	10/31/12	10/31/11	10/31/12	10/31/11
Net sales	$109,580,000	$113,086,000	$57,537,000	$56,875,000
Cost of goods sold	54,670,000	46,454,000	27,948,000	23,479,000

Gross profit	54,910,000	66,632,000	29,589,000	33,396,000

Selling, general, administrative expenses	22,337,000	19,255,000	11,706,000	10,459,000
Amortization expense	3,518,000	2,175,000	1,761,000	1,400,000
Research & product development costs	7,815,000	5,867,000	3,343,000	2,468,000
Royalty income	(1,035,000)	(1,395,000)	(400,000)	(829,000)
Contract research income	(2,000)	(28,000)	(2,000)	(1,000)
Interest expense	303,000	46,000	147,000	31,000
Interest income and other	(123,000)	(306,000)	(77,000)	(282,000)
Total	$32,813,000	$25,614,000	$16,478,000	$13,246,000

Income before income taxes	22,097,000	41,018,000	13,111,000	20,150,000
Provision for income taxes	7,169,000	13,462,000	4,187,000	6,367,000

Net income	$14,928,000	$27,556,000	$8,924,000	$13,783,000

Basic net earnings per share	$1.13	$2.16	$0.67	$1.08

Diluted net earnings per share	$1.10	$2.08	$0.66	$1.04

Weighted average shares outstanding – basic	13,154,000	12,744,000	13,238,000	12,761,000
Effect of potential common shares	419,000	483,000	346,000	543,000
Weighted average shares outstanding – diluted	13,573,000	13,227,000	13,584,000	13,304,000

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